Exhibit 23.3

Ardmore Shipping Corporation

c/o Ardmore Shipping Limited

City Gate Building 1000

Mahon

Cork

Ireland

March 5th, 2014

Dear Sir/Madam:

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) (No. 333-193918) of Ardmore Shipping Corporation and the prospectus contained therein (the “Prospectus”) (the “Company”) relating to the registration under the Securities Act of 1933, as amended, and the public offering of the Company’s shares of common stock, par value $0.01 per share. We hereby consent to all references to our name in the Prospectus and the use of the statistical information supplied by us set forth in the sections of the Prospectus entitled “Prospectus Summary” and “The International Product and Chemical Tanker Industry” and the reference to our firm in the Prospectus entitled “Experts” in the Registration Statement. We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the international products and chemical tanker industry; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the international products and chemical tanker industry.

We hereby consent to the filing of this letter as an exhibit to this Registration Statement.

Yours sincerely,

/s/ Nigel Gardiner

Nigel Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd.